Exhibit 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Allscripts Healthcare Solutions, Inc. Amended and Restated 2011 Stock Incentive Plan of our reports dated March 1, 2013, with respect to the consolidated financial statements and schedule of Allscripts Healthcare Solutions, Inc. and the effectiveness of internal control over financial reporting of Allscripts Healthcare Solutions, Inc. included in its Annual Report (Form 10-K/A), for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

May 28, 2013